UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

Nova Ltd.
(Exact name of registrant as specified in its charter)

Israel	000-30668	98-0601172
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

5 David Fikes St., Rehovot 7632805, Israel
 (Address of principal executive offices) (Zip code)

Dror David, +972-73-2295670, +972-8-9407776
 (Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒   Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

In accordance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended, Nova Ltd. (the “Company”) hereby files this Specialized Disclosure Report on Form SD and the Conflict Minerals Report attached hereto as Exhibit 1.01.  The Specialized Disclosure Report on Form SD and Conflict Minerals Report are also available on the Company’s website at: https://www.novami.com/investors/cg/ under “Investors” —“Corporate Governance” – “Conflict Minerals”. The content of any website referred to in this Form SD (including the exhibit hereto) is included for general information only and is not incorporated by reference into this document.

SECTION 2 – RESOURCE EXTRACTION ISSUER DISCLOSURE

Item 2.01        Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3 – EXHIBITS

Item 3.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Nova Ltd.
(Registrant)

By:	/s/ Guy Kizner	May 27, 2025
	Guy Kizner	Date
Chief Financial Officer